SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 2, 2000


                              Express Scripts, Inc.
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             (Exact Name of Registrant as specified in its Charter)



    Delaware                    0-20199                              43-1420563
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(State or other            (Commission File No.)             (I.R.S. Employer
jurisdiction of                                               Idenfication No.)
incorporation)


13900 Riverport Drive, Maryland Heights, Missouri                        63043
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(Address of Principal Executive Offices)                             (Zip Code)


Registrant's telephone number, including area code:       (314) 770-1666
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        (Former name or former address, if changed since last report)


Item 5.           Other Events.

     On March 2, 2000, Express Scripts, Inc. (the "Company") representatives were interviewed by Dow Jones News Service for a news story to be issued on the Dow Jones news wire.

     The Company reported that it has recently amended its relationship with Aetna US Healthcare, Inc. ("Aetna"). Pursuant to the terms of the Company's new three year agreement with Aetna, the Company will be designated as the exclusive provider of mail pharmacy services to approximately 5 million Aetna members on or about May 1, 2000. These new mail service members will replace the existing approximately 1.4 million Aetna members for which the Company had previously provided claim processing services, including members in two Texas health plans that are being sold by Aetna. This change is not expected to have a material effect on the Company's earnings.

     The Company commented on its strong mail pharmacy growth during 1999, and noted its expectation for growth in excess of 30% for the mail in 2000.

     The Company also cited opportunities to implement additional services for many of its existing clients, reiterated that the transition of the United Healthcare account later this year is not expected to have a material impact on earnings per share, and stated that analysts earnings estimates for the first quarter of 2000 and the annual estimate for 2000 are achievable.

     The Company also noted its plan to use of the fees earned through its PlanetRx relationship to continue to develop and implement its overall internet strategy, including its ability to deliver core services to members via the internet and participation in the emerging physician connectivity field.

     Finally, the Company discussed its recent use of cash to repay approximately $70 million of debt outstanding under its bank credit facility (during the fourth quarter of 1999 and the first quarter of 2000), noting its intention to continue to strengthen its balance sheet by reducing its debt. With the Company's debt to total capitalization ratio below 50%, the Company has been actively repurchasing shares of its Class A Common Stock under its previously announced stock repurchase program. The Company has repurchased a total of approximately 585,000 shares under the program since its inception in October, 1996, including approximately 110,000 in the last few weeks.

     Information included in this Current Report on Form 8-K and information that may be contained in other filings by the Company with the Securities and Exchange Commission (the "Commission") and releases issued or statements made by the Company, contain or may contain forward-looking statements, including but not limited to statements of our plans, objectives, expectations or intentions. Such forward-looking statements necessarily involve risks and uncertainties. Our actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that might cause such a difference to occur include, but are not limited to: (i) risks associated with successfully implementing our Internet strategy; (ii) risks associated with the consummation and financing of acquisitions, including our ability to successfully integrate the operations of the acquired businesses with our existing operations
(including successfully managing the transition of the United Healthcare membership off of our systems in 2000), client retention issues, and risks inherent in the acquired entities operations; (iii) risks associated with obtaining financing and capital; (iv) risks associated with our ability to manage growth; (v) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (vi) the possible termination of contracts with certain key clients or providers; (vii) the possible termination of contracts with certain key pharmaceutical manufacturers and changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation; (ix) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (x) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (xi) risks associated with the "Year 2000" issue; (xii) dependence on key members of management; (xiii) our relationship with New York Life Insurance Company, which possesses voting control of us; and (xiv) other risks described from time to time in our filings with the Commission. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, nor do we undertake any obligation to update any other information provided herein.


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         EXPRESS SCRIPTS, INC.



Date:    March 2, 2000                   By:      /s/ George Paz
                                                  George Paz
                                                  Senior Vice President and
                                                  Chief Financial Officer